Exhibit 4.1

HENRY SCHEIN, INC. FULLY-PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF CUSIP 806407 10 2

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations: TEN COM — as tenants incommon GIFT MIN ACT — Custodian Under (CUSO (Ml“0,) TEN ENT — as tenants by the entireties the Transfers to MinorsAct JTTEN - as joint tenants with right or (SlillCJ survivorship and not as tenants incommon Additional abbreviations may also be used though not in the above list. PLEASE INSERTSOCIAL SECURITY OR OTHER IDENTIFYINGNUMBEROF ASSIGNEE (PLEASE PRINTOR TYPEWRITENAME AND ADDRESS, INCLUDINGZIP CODE,OF ASSIGNEE)
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     This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Henry Schein, Inc. and Continental Stock Transfer & Trust Company, dated as of November 30, 1998 (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Henry Schein, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Henry Schein, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is. was or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.